Exhibit 5.1

June 29, 2026

Merit Medical Systems, Inc.

1600 West Merit Parkway

South Jordan, Utah 84095

Re:	Registration Statement on Form S-8 filed by Merit Medical Systems, Inc. with respect to the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel for Merit Medical Systems, Inc., a Utah corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 500,000 shares of the Company’s common stock, no par value (the “Shares”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on the date hereof, which Shares may be issued from time to time in accordance with the terms of the above-described Plan.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, (iv) the charter documents of the Company and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plan and related authorizations and instruments.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that when the Shares are issued by the Company and paid for in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the (i) the federal laws of the United States and (ii) the Utah Revised Business Corporation Act, as amended (the “URBC”), including all applicable provisions of the Utah Constitution and reported judicial decisions interpreting the URBC, in each case, as such laws exist on the date hereof. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Parr Brown Gee & Loveless, PC

PARR BROWN GEE & LOVELESS, PC